Exhibit 10.1
April 22, 2010
Mr. Robert M. Smith, Jr.
10891 Feathersong Lane
Scottsdale, Arizona 85255
Dear Bob:
     This Letter Agreement, including the Exhibits hereto (collectively, the “Agreement”), reflects our mutual understanding with respect to your separation from employment as a result of your retirement and sets forth the payments and benefits that you will be eligible to receive in connection with such retirement.
          1. Retirement. (a) You will retire from your positions as Executive Vice President of Delphi Financial Group, Inc. (“DFG”) and its subsidiary, Delphi Capital Management, Inc. (the “Company”, and, collectively with DFG and each of its other subsidiaries, the “Companies”), as well as from the Boards of Directors of DFG and of the Company and the other officer, director and board and other committee memberships you presently occupy with the other Companies, as listed on Exhibit A hereto, effective as of the close of business on April 30, 2010 (the “Retirement Date”). Effective on the Retirement Date, you will have no authority to take any action on behalf of or otherwise bind any of the Companies.
          (b) Any press release or other public announcement by the Companies regarding your retirement will be furnished to you in advance for your review and approval, such approval not to be unreasonably withheld.
          2. Payments and Benefits Through the Retirement Date. Until the close of business on the Retirement Date, you will continue to receive (a) salary payments at your current annual base salary rate (less applicable tax withholdings and deductions), paid in accordance with the Company’s payroll practices in the ordinary course, and (b) the benefits at the level and of the type you currently receive.
          3. Other Payments and Benefits. If within 22 days following the date of this Agreement (but not before the Retirement Date) you sign the General Release in the form attached as Exhibit B hereto (the “General Release”) and it becomes effective as provided in paragraph 12(b) hereof, you will receive the payments and benefits described in this paragraph 3 in the manner and time frames, and subject to the conditions and restrictions, described herein. You acknowledge and agree that the payments and benefits described in this paragraph 3 differ from and are in excess of the total payments and benefits you would otherwise be eligible to receive upon retirement, if not for this Agreement. Such payments and benefits are as follows:
          (a) On the date that follows the Effective Date (as such term is defined in paragraph 12(b) hereof) by three (3) days, the Company will pay to you the amount of $1,000,000, less applicable tax withholdings. Such payment shall be made by direct deposit into the account presently designated by you for the receipt of payments of your salary.
          (b) The Company will make a series of seventy-five (75) monthly payments to you, each in the amount of $6,070.15, less applicable tax withholdings, beginning on May 15, 2010 and ending on July 15, 2016. Such payments shall be made by direct deposit into the account presently designated by you for the receipt of payments of your salary or such other account designated by you in the future for this purpose by written notice to the Company.
          (c) Notwithstanding anything to the contrary contained in DFG’s 2003 Employee Long-Term Incentive and Share Award Plan (the “Share Award Plan”) or the award agreements governing the outstanding DFG employee stock options previously granted to you under such plan, all such options that are exercisable as of the Retirement Date will remain exercisable for the period ending at the close of business on April 30, 2011 in accordance with the terms of the Share Award Plan. The options that are exercisable as of the date hereof are enumerated in Exhibit C hereto.
          (d) Notwithstanding anything to the contrary contained in the Share Award Plan or the award agreement governing the 12,701 Restricted Share Units previously granted to you by DFG under the Share Award Plan that will not have become vested as of the Retirement Date, such Restricted Share Units will be deemed to be vested and the shares of Class A Common Stock of DFG underlying such Restricted Share Units will be delivered to you in freely tradeable form on or about October 30, 2010. You will be afforded the opportunity, in connection with such delivery, to have shares withheld from such delivery in such number as will satisfy the minimum tax withholding obligations arising from such delivery.
          (e) During the period from the Retirement Date through April 30, 2013 (the “Benefit Continuation Period”), you and your spouse will be eligible for applicable medical and dental benefits pursuant to the terms of the applicable plans covering the senior executive-level employees of the Company, taking into account any changes to such terms and/or plans following the date of this Letter Agreement which apply generally to such executives, with the cost of such benefits to be borne by the Company. For the avoidance of doubt, the preceding sentence is intended to provide you with such benefits on terms that are at least as favorable as the terms that are from time to time in effect during the Benefit Continuation Period with respect to the then-current senior executive-level employees of the Company. Such medical and dental benefits shall not, however, include any benefits which, pursuant to applicable law, rule or regulation (including but not limited to those relating to taxation), the Company may only provide to its current active employees; for example, the health care spending account. Upon the conclusion of the Benefit Continuation Period, you will be afforded the opportunity to elect COBRA continuation coverage, and, if you elect such coverage, the cost of such coverage will be borne by the Company for the shorter of the period during which such coverage continues or (18) months. Notwithstanding the foregoing, if, during the Benefit Continuation Period, you obtain new employment pursuant to which you are eligible for medical and dental benefits which, taken as a whole, are not materially less favorable than those then in effect pursuant to this paragraph 3(d) (which comparison shall be made without regard to the fact that such new benefits may entail cost to the employee), the Company’s obligations under this paragraph 3(d) shall terminate in their entirety.
          (f) During the Benefit Continuation Period, you will receive group life and accidental death and dismemberment insurance coverages pursuant to the terms described in the letter from the Company’s affiliate, Reliance Standard Life Insurance Company (“RSL”), to you dated March 17, 2008 and the applicable group insurance policy, taking into account any changes to such terms and/or such policy following the date of this Letter Agreement which apply generally to the senior executive-level employees of the Company, with the cost of such coverages to be borne by the Company.
          (g) The Company will transfer title to your company car to you and permit you to retain the laptop computer and the Blackberry issued to you by the Company. You may retain the telephone number presently assigned to your Blackberry and the Company shall cooperate with you with respect to transfer of such number.
          (h) The Company shall reimburse you up to $2,500 for travel and entertainment expenses you may incur through May 2010 in connection with a “farewell” dinner in New York for you and such other employees of the Company as you shall select.
          (i) The Company shall pay directly to your attorneys your actual legal fees relating to or arising from the negotiation or execution of this Agreement up to the amount of $12,000, to be paid promptly after being invoiced by such attorneys.
          (j) The Company will execute and deliver to you a general release in the form attached hereto as Exhibit D.
          4. Benefits and Expenses. (a) The Company acknowledges and confirms that your benefits under the RSL Pension Plan, the RSL Supplemental Executive Retirement Plan (the “SERP”), the RSL Retirement Savings Plan and the RSL Non-Qualified Deferred Compensation are fully vested and are unaffected by this Agreement. The Company further acknowledges and confirms that the provision to you of the payments contemplated by paragraph 3(b) hereof shall not in any manner affect your rights to vested benefits under the plans referenced in the preceding sentence, including but not limited to any early retirement benefits under the RSL Pension Plan or the SERP that you elect to receive in accordance with the terms of such plans.

          (b) The Company shall reimburse you for business expenses incurred by you through April 30, 2010 in accordance with Company policies.
          (c) The shares of Class A Common Stock of DFG underlying the Restricted Share Units previously granted to you by DFG under the Share Award Plan that are vested as of the Retirement Date, totaling 33,715 in number, will be delivered to you in freely tradeable form on or about October 30, 2010, in accordance with the terms of the award agreement relating to such Restricted Share Units. You will be afforded the opportunity, in connection with such delivery, to have shares withheld from such delivery in such number as will satisfy the minimum tax withholding obligations arising from such delivery.
          5. Indemnification and Insurance. It is expressly acknowledged and confirmed that (a) the indemnification obligations of DFG to you under its certificate of incorporation and by-laws will continue in effect in accordance with their terms subsequent to the termination of your employment and (b) the directors’ and officers’ liability insurance policy presently maintained by DFG will provide coverage to you in accordance with its terms subsequent to the termination of your employment.
          6. Claims. You represent that as of the date of this Agreement, you have not filed, directly or indirectly, nor caused to be filed, any Claims (as such term is defined in the General Release) against the Company, DFG or any of the other Releasees (as such term is defined in the General Release) in any forum, including federal, state or local court or in arbitration, or any administrative proceeding with any federal, state or local administrative agency. You agree that should any administrative agency or third party pursue any claims on your behalf, you waive your right to any monetary or other recovery of any kind. Likewise, the Company and DFG represent that, as of the date of this Agreement, they have not filed, directly or indirectly, nor caused to be filed, any Claims against you in any such forum, nor, to the best to their knowledge, has any of the Releasees done so.
          7. Company Property; Non-Disparagement; Proprietary Information.
          (a) You agree, within five (5) business days of the Retirement Date, to (i) return to the person designated by the Company all physical property and documents of the Companies in your possession, custody or control, except to the extent provided in paragraph 3(f) hereof, (ii) permanently delete (without retaining any copies) from all of the computers and other electronic storage devices in your possession, custody or control all documents, e-mails and other information in electronic form relating in any manner to the businesses of the Companies, including but not limited to documents, e-mails and information containing Proprietary Information (as such term is defined in paragraph 7(b) hereof), and (iii) provide a signed certification to the Company that you have fully complied with the requirements of this paragraph 7(a). Notwithstanding the foregoing, you may retain electronic and hard copies of your Outlook address book.
          (b) You agree that all proprietary or confidential information and trade secrets concerning the Companies or their businesses, products, services or employees,

including but not limited to information concerning business strategies or plans, systems, products and services and their development, technical information, marketing, trading, investments and investment strategies, investment management activities and procedures, pricing and underwriting techniques, cost, credit and financial data, and customer, client, vendor, and employee information (“Proprietary Information”) is the exclusive property of the Companies. You acknowledge and agree that you have an ongoing obligation to keep strictly confidential, and not to use (either directly or indirectly) for any purpose, any Proprietary Information, except that you may disclose any Proprietary Information which you are required to disclose by a court of law, or by any governmental agency or self-regulatory organization having supervisory authority over the Companies’ businesses. Prior to any such disclosure, however, you shall give notice to the Company of any such request or demand for Proprietary Information promptly upon your receipt of same and shall reasonably cooperate with the Companies in any application any of them may make seeking a protective order barring disclosure of such Proprietary Information.
          (c) You agree not to make any disparaging remarks, comments or statements, whether verbally, in writing or electronically (including but not limited to Internet postings), regarding any of the Releasees. The Company agrees that it and the other Companies will not make any disparaging remarks, comments or statements, whether verbally, in writing or electronically (including but not limited to Internet postings), regarding you; the foregoing provision shall apply not only to such Companies but also to the members of the Boards of Directors of the Companies and to the following individuals: Robert Rosenkranz, Donald Sherman, Chad Coulter, Lawrence Daurelle, Mark Wilhelm and Debra Staples. For purposes of this paragraph 7, disparaging remarks, comments or statements include, but are not limited to, those that impugn the character, honesty, integrity or morality or business acumen or abilities in relation to the individual or entity who or which is the subject of such remarks, comments or statements.
          (d) You and the Company acknowledge and agree that the restrictions contained in this paragraph 7 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Companies and of you, that the Company and you would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Companies or you should the other party breach the provisions of this paragraph 7.
          (e) You acknowledge and agree that a material breach of the provisions of this paragraph 7 cannot be adequately compensated by monetary damages, and that in the event of a material breach or threatened breach of this paragraph 7, the Company or you, as the case may be, shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages. In the event that the restrictions contained in this paragraph 7 should ever be adjudicated to exceed those permitted by applicable law in any jurisdiction, it is the intention of the parties that such provisions shall be amended to conform to the maximum limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise shall be enforced to the maximum extent permitted by law.

          (f) In the event of a material breach or threatened breach by either party of the obligations under this paragraph 7, each party agrees that suit may be brought, and each party consents to personal jurisdiction, in the United States District Court for the Southern District of New York, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the State of New York which is situated within such district. Each party consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and waives any objection to the laying of venue of any such suit, action or proceeding in any such court. In any such proceeding, the court shall have the authority to award reasonable costs, expenses and attorneys’ fees to the party that substantially prevails.
          8. Acknowledgement. The parties hereto agree and acknowledge that the agreements by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to you.
          9. Partial Invalidity. Except in the event that the General Release is not executed by you within the time frame set forth in paragraph 3 hereof or you revoke the General Release after executing it pursuant to paragraph 3 thereof, in either of which events this Agreement shall be null and void in its entirety, the invalidity or unenforceability of any provision of this Agreement shall have no effect upon, and shall not impair the validity or enforceability of, any other provision of this Agreement.
          10. Tax Matters. This Agreement is intended to comply with the Section 409A Rules. Payments under this Agreement shall be made under the “separation pay” exception of the Section 409A Rules to the maximum extent allowable and otherwise in accordance with the Section 409A Rules. For purposes of the Section 409A Rules, your right to receive payments under the Agreement shall be treated as a right to a series of separate payments. For purposes of this paragraph 10, the “Section 409A Rules” shall mean Section 409A of the Internal Revenue Code, the regulations issued thereunder, and all related interpretive notices, rulings and other guidance issued by the Internal Revenue Service. In no event may you, directly or indirectly, designate the calendar year of any payment made or to be made to you. All payments and benefits furnished under this Agreement are subject to applicable tax withholdings, and you are solely responsible for all taxes arising in connection with this Agreement.
          11. Voluntary Agreement.
          (a) You acknowledge and agree that (i) you have read and understand each of the provisions of this Agreement; (ii) you have consulted with an attorney prior to signing this Agreement; and (iii) you have at least 21 calendar days from the date of this Agreement to review and consider your decision to sign it.
          (b) Once you sign this Agreement, you have 7 calendar days to revoke it. You may do so by delivering written notice of your revocation within the 7-day revocation period. This Agreement will be your valid and binding obligation on the 8th day after you sign it, so long as you have not revoked it during the 7-day revocation period.
          (c) For the avoidance of doubt, the references to the Agreement in this paragraph 11 do not contemplate your signing the General Release concurrently with your signing this Agreement. The form of General Release is merely an Exhibit to this Agreement and the signing of the General Release will be governed by paragraph 12 hereof.
          12. Voluntary General Release.
          (a) You acknowledge and agree that (i) you will not sign the General Release until on or after the Retirement Date; (ii) you will have consulted with an attorney prior to signing the General Release; and (iii) you have at least 21 calendar days from the date of this Agreement to review and consider whether you wish to sign the General Release. You further acknowledge that you are executing this Agreement of your own volition with a full understanding of its terms and effects, and that none of the Releasees, nor their agents, representatives, or attorneys, has made any representations to you concerning the terms or effects of this Agreement other than those contained herein.
          (b) You understand that, once you sign the General Release, you will have 7 calendar days to revoke it. You may do so by delivering to the Company’s General Counsel written notice of your revocation within the 7-day revocation period. The General Release will become effective on the 8th day after you sign it; provided that you have not revoked it during the 7-day revocation period (the date of such effectiveness, the “Effective Date”).
          13. Governing Law. This Agreement shall be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters including without limitation validity, construction, effect, performance and remedies.
          14. Notices. All notices, requests and other communications under this Agreement and the General Release will be in writing to the following address, as applicable (or to such other address as to which notice is given in accordance with this paragraph 14): (a) if to you, to the address first set forth above, and (b) if to the Company, to its General Counsel, c/o Reliance Standard Life Insurance Company, 2001 Market Street, Suite 1500, Philadelphia, PA 19103-7303. Each such notice, request or other communication will be effective only when received by the receiving party.
          15. Transferability. This Agreement may be assigned to any subsidiary, affiliate or successor of the Company and shall inure to the benefit of and be binding upon you and the Company and the personal representatives, estates, successors and assigns of each; provided, however, that any assignment by the Company shall not relieve it of its obligation to ensure the satisfaction of its obligations to you pursuant to paragraph 3 hereof. You may not assign any of your personal undertakings hereunder.
          16. Counterparts. This Agreement may be executed in counterparts and in electronic form via facsimile transmission or PDF document transmitted via e-mail. If this Agreement is executed in electronic form, the parties shall promptly thereafter exchange manually executed original counterparts of this Agreement; provided, however, that the failure of either party to provide such a counterpart to the other shall not affect the effectiveness, validity or enforceability of this Agreement.
          17. Entire Agreement. This Agreement sets forth the entire agreement and understanding relating to your employment relationship with and retirement from the Company; supersedes all prior discussions, negotiations, understandings and agreements concerning your employment with the Company and separation therefrom, including but not limited to the letter agreement between the Company and you dated March 18, 1994 and the undated document furnished to you by the Company in February 2008, and may not be amended except by mutual written agreement of the parties.

DELPHI CAPITAL MANAGEMENT, INC.

By:

DELPHI	FINANCIAL GROUP, INC.

By:

I HAVE READ THIS LETTER AGREEMENT AND UNDERSTAND ALL OF ITS TERMS. I SIGN AND ENTER INTO THIS LETTER AGREEMENT KNOWINGLY AND VOLUNTARILY, WITH FULL KNOWLEDGE OF WHAT IT MEANS.

By:
	Robert M. Smith, Jr.	Date

EXHIBIT A
Reliance Standard Life Insurance Company of Texas
Director
Chief Investment Officer
Committee Memberships: Executive Committee
Reliance Standard Life Insurance Company
Director
Chief Investment Officer
Committee Memberships: Executive Committee; Finance Committee; Pension and Retirement Savings Committee
First Reliance Standard Life Insurance Company
Director
Chief Investment Officer
Committee Memberships: Investment Committee
Chestnut Investors, II, Inc.
Director
Vice President
Chestnut Investors, III, Inc.
Director
Vice President
Chestnut Investors, IV, Inc.
Director
Executive Vice President
RSL Marketing, Inc.
Director
Vice President
DFG Corporation
Director
Vice President

DFG II Corporation
Director
Vice President
Delphi Brokerage Company
Director
Vice President
SIG Holdings, Inc.
Director
Vice President
Chief Financial Officer
Matrix Absence Management
Director
Matrix Payroll Services, Inc.
Director

EXHIBIT B
GENERAL RELEASE
     In exchange for the payments and benefits contemplated by the letter agreement among Delphi Capital Management, Inc. (the “Company”), Delphi Financial Group, Inc. and me dated April 22, 2010 (the “Letter Agreement”), which payments and benefits will be provided to me following the Effective Date (as defined below) of this General Release, subject to the terms and conditions of the Letter Agreement, and my execution and delivery of this General Release on or after the Retirement Date (as defined in the Letter Agreement) to the Company’s General Counsel, c/o Reliance Standard Life Insurance Company, 2001 Market Street, Suite 1500, Philadelphia, PA 19103-7303, so long as I do not revoke it within the Revocation Period, as such term is defined below:
     1. (a) On behalf of myself, my agents, assignees, attorneys, heirs, executors, and administrators, I hereby release Delphi Capital Management, Inc., Delphi Financial Group, Inc. and their predecessors, successors and assigns, its and their current and former parents, affiliates, subsidiaries and divisions, including but not limited to Reliance Standard Life Insurance Company and Safety National Casualty Corporation (individually and collectively, the “ Companies”), and all of their current and former officers, directors, employees, agents and affiliates (together with the Companies, individually and collectively, the “Releasees”), from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with the Company to the date of this General Release and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship and the termination of such employment relationship, including but not limited to any claims which have been asserted, could have been asserted, or could be asserted now or in the future under the federal, state or local laws referenced in paragraph 1(b) of this General Release (individually and collectively, “Claims”).
     (b) This General Release includes, but is not limited to, a release of all rights and Claims under any federal, state or local laws, including any Claims under the New York Human Rights Law, N.Y. Exec. Law §§ 290 et seq.; New York Equal Pay Law, N.Y. Lab. Law §§ 194 to 198-a., the New York Whistleblower Protection Law, N.Y. Lab. Law §§ 215 and 740, the New York Payment of Wages Law, N.Y. Lab Law §§ 190 et seq., the Arizona Civil Rights Act, Ariz. Rev. Stat. §§ 41-1461 et seq., the Arizona Employment Protection Act, Ariz. Rev. Stat. §§ 23-1501 et seq., the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 USC §§ 2000e et seq., as amended, the Civil Rights Act of 1991, 2 USC §§ 60 et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC §§ 621 et seq., as amended ( “ADEA”), the Americans with Disabilities Act, 29 USC §§ 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., as amended, as well as any other federal, state, or local statute, regulation, or common law regarding employment, employment discrimination, termination, retaliation, equal opportunity, or wage and hour. I specifically understand that I am releasing Claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability and other legally protected categories.
     (c) This General Release also includes, but is not limited to, a release of any contractual Claims, including but not limited to any Claims under the letter agreement between the Company and me dated March 18, 1994 and the undated document furnished to me by the Company in February 2008, any tortious act or other civil wrong, attorneys’ fees, and all compensation and benefit claims including without limitation Claims concerning salary, bonus, and any award(s), grant(s), or purchase(s) under any equity or other compensation plan.
     (d) This General Release applies to Claims that I know about and those I may not know about having arisen at any time on or before the date of execution of this General Release. I expressly waive all rights afforded by any statute that expressly limits the effect of a release with respect to unknown claims. I acknowledge the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims which provides that a general release does not extend to claims that the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by it must have materially affected its settlement with the debtor.
     (e) I acknowledge that this General Release includes, but is not limited to, all Claims, known or unknown, that I have or may have against the Companies and the Releasees through the Effective Date of this General Release. Notwithstanding anything herein, I expressly reserve and do not release pursuant to this General Release (and the definition of “Claims” will not include): (i) my rights with respect to the enforcement of the provisions of the Letter Agreement and (ii) my rights to the vested benefits specified in paragraph 4 of the Letter Agreement.
     (f) This General Release does not apply, however, to any claims that cannot be released as a matter of law.
     2. I acknowledge that I have had at least 21 calendar days from the date of delivery of the Letter Agreement to consider the terms of this General Release, that I have consulted with an attorney regarding the terms of this General Release prior to executing it, that I fully understand all of the terms and conditions of this General Release, that I understand that nothing contained herein contains a waiver of claims arising after the date of execution of this General Release, and that I am entering into this General Release knowingly, voluntarily and of my own free will.
     3. I understand that once I sign and return this General Release to the Company’s General Counsel, I have 7 calendar days to revoke it. To do so, I must deliver to the Company’s General Counsel, c/o Reliance Standard Life Insurance Company, 2001 Market Street, Suite 1500, Philadelphia, PA 19103-7303, written notice of such revocation within the 7-day revocation period (the “Revocation Period”). This General

Release will become effective on the 8th day after I sign and return it to the Company’s General Counsel (“Effective Date”), so long as I have not revoked it during the Revocation Period.
YOU ARE HEREBY ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS GENERAL RELEASE.
I HAVE READ THIS GENERAL RELEASE AND UNDERSTAND ALL OF ITS TERMS. I SIGN AND ENTER THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY, WITH FULL KNOWLEDGE OF WHAT IT MEANS.

By:
	Robert M. Smith, Jr.	Date

EXHIBIT C
Exercisable Options

Grant Date	Number of Options	Exercise Price
2/11/2004	18,100	$25.8667
2/9/2005	15,000	$29.4333
2/8/2006	12,000	$31.3533
2/16/2007	6,000	$40.83
2/15/2008	67,500	$29.14

EXHIBIT D
GENERAL RELEASE
     In consideration of the execution of the letter agreement among Delphi Capital Management, Inc. (the “Company”), Delphi Financial Group, Inc. (“DFG” and, together with the Company, the “Companies”) and Robert M. Smith, Jr. (“Smith”), dated April 22, 2010 (the “Letter Agreement”), and subject to the terms and conditions of the Letter Agreement:
1.	The Companies, on behalf of themselves and the entities and persons included in the definition of the term “Releasees” contained in the General Release attached as Exhibit B to the Letter Agreement (hereafter, “the Company Releasees”), hereby irrevocably and unconditionally waive, release, and forever discharge and covenant not to sue Smith, from any and all claims, liabilities and causes of action of any kind which the Company Releasees ever had, now have or hereafter may have against Smith by reason of any matter, cause or thing whatsoever occurring on or at any time prior to the date hereof, including, but not limited to, all claims arising out of or from or regarding or pertaining to any transaction, dealing, conduct, act or omission, or any other matters or things relating to the employment relationship and/or the termination of the employment relationship, based upon any contract, whether express or implied, oral or written, tort or public policy, and claim for costs, fees or expenses (individually and collectively, “Claims”).

2.	The Company Releasees covenant and agree that they will not assert any claim or initiate any legal or other action against Smith with respect to any matter covered by the foregoing release. The Company Releasees acknowledge and agree that if any of them should hereafter make against Smith any claim or demand or commence or threaten to commence any action, claim or proceeding otherwise prohibited by this General Release, this General Release may be raised as a complete bar to any such action, claim or proceeding and Smith may recover from the Company all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees if it is determined that any such action, claim or proceedings is prohibited by the Letter Agreement or this General Release.

3.	This General Release applies to Claims that the Company Releasees know about and those they may not know about having arisen at any time on or before the date of execution of this General Release. The Company Releasees expressly waive all rights afforded by any statute that expressly limits the effect of a release with respect to unknown claims. The Company Releasees acknowledge the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims which provides that a general release does not extend to claims that the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by it must have materially affected its settlement with the debtor.

4.	Notwithstanding anything herein, the Company Releasees expressly reserve and do not release pursuant to this General Release (and the definition of “Claims” will not include) any rights with respect to the enforcement of the provisions of the Letter Agreement.

5.	This General Release does not apply, however, to any claims that cannot be released as a matter of law

Delphi Capital Management, Inc.

By:	Date:

Delphi Financial Group, Inc.

By:	Date: